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                                                                    EXHIBIT 10.1



                         STOCK OPTION AGREEMENT (CROSS)

               STOCK OPTION AGREEMENT, dated as of February 11, 1998 (the "Agreement"), between CROSS MEDICAL PRODUCTS, INC., a Delaware corporation (the "Grantee"), and INTERPORE INTERNATIONAL, a California corporation (the "Grantor").

               WHEREAS, Grantor, Grantee and Buckeye International, Inc., a California corporation, and a wholly-owned subsidiary of Grantor ("Sub"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Sub with and into Grantee, with Grantee becoming the surviving corporation in the Merger and a wholly-owned subsidiary of Grantor;

               WHEREAS, pursuant to a Stock Option Agreement dated as of the date hereof between Grantee and Grantor, Grantee has granted Grantor an option to acquire shares of common stock of Grantee on terms that are substantially similar to the terms of this Agreement (the "Interpore Option");

               WHEREAS, as a condition and inducement to its willingness to enter into the Merger Agreement and the Interpore Option, Grantee has requested that Grantor grant to Grantee an option to purchase 19.9% of the capital stock of Grantor entitled to vote generally for the election of the directors of Grantor which is issued and outstanding immediately prior to the exercise of the Option shares of Common Stock, no par value per share, of Grantor (the "Common Stock"), upon the terms and subject to the conditions hereof; and

               WHEREAS, in order to induce Grantee to enter into the Merger Agreement and grant the Interpore Option, Grantor is willing to grant Grantee the requested option.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

               1.     The Option; Exercise; Adjustments; Payment of Spread.

                      (a) Contemporaneously herewith Grantee and Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, Grantor hereby grants to Grantee an irrevocable option (the "Option") to purchase up to that number of shares of Common Stock (the "Shares") representing 19.9% of the capital stock of Grantor entitled to vote generally for the election of the directors of Grantor which is issued and outstanding immediately prior to the exercise of the Option (as adjusted as provided herein) at a per share cash purchase price equal to $8.25 per Share (as adjusted as provided herein) (the "Purchase Price"). The Option may be exercised by Grantee, in whole or in part, at any time, or from time to time, following the occurrence of one of the events set forth in Section 2(c) hereof and prior to the termination of the Option in accordance with the terms of this Agreement.

                      (b) In the event Grantee wishes to exercise the Option, Grantee shall send a written notice to Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below)) not later than 10 business days and not earlier than the next business day following the date such notice is given for the closing of such purchase. In the event of any



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change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, reclassification, recapitalization, merger or other change in the corporate or capital structure of Grantor (including the occurrence of a Distribution Date under Grantor Rights
Plan), the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore Grantee to its rights hereunder, including its right to purchase Shares representing 19.9% of the capital stock of Grantor entitled to vote generally for the election of the directors of Grantor which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to the Purchase Price multiplied by 1,414,074. In the event that any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence), the number of Shares subject to this Option shall be increased by 19.9% of the number of the additional shares of Common Stock so issued (and such additional Shares shall have a purchase price per share equal to the Purchase Price). If Grantee elects to exercise the Option for a portion, but not all, of the Shares, the Option shall remain exercisable with respect to the remaining Shares subject to the Option.

                      (c) If at any time the Option is then exercisable pursuant to the terms of Section 1(a) hereof, Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date Grantor shall pay to Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of
(x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Alternative Transaction (as defined in clause (i), (ii) or (iii) of Section 7.3(e) of the Merger Agreement) (the "Alternative Purchase Price") or
(y) the closing sales price of the shares of Common Stock on the NASDAQ National Market (or such other market or exchange on which the Shares of Grantor are then traded) on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing sales prices (or the average of the closing bid and asked prices if closing sales prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of Grantee's right to receive cash pursuant to this Section 1(c) and the payment of such cash to Grantee, the obligations of Grantor to deliver Shares pursuant to Section 3 shall be terminated with respect to such number of Shares for which Grantee shall have elected to be paid the Spread.




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If Grantee elects to be paid the Spread for a portion, but not all, of the
Shares, the Option shall remain exercisable with respect to the remaining Shares subject to the Option.

               2. Conditions to Delivery of Shares. Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

                      (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

                      (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated and all other consents, approvals, orders, notifications or authorizations, the failure of which to obtain or make would have the effect of making the issuance of the Shares illegal (collectively, the "Regulatory Approvals") shall have been obtained or made; and

                      (c) (i) a proposal for an Alternative Transaction (as defined in the Merger Agreement) involving Grantor shall have been publicly announced prior to the time the Merger Agreement is terminated pursuant to the terms thereof (the "Merger Termination Date") and one or more of the following events shall have occurred on or after the time of the making of such proposal:
(A) the requisite vote of the stockholders of Grantor in favor of adoption and approval of the Merger Agreement shall not have been obtained at the Interpore Stockholders' Meeting (as defined in the Merger Agreement) or any adjournment or postponement thereof; (B) the Board of Directors of Grantor shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger or failed to confirm its recommendation of the Merger Agreement or the Merger to the stockholders of Grantor within ten business days after a written request by Grantee to do so; (C) the Board of Directors of Grantor shall have recommended to the stockholders of Grantor an Alternative Transaction (as defined in the Merger Agreement); (D) a tender offer or exchange offer for 20% or more of the outstanding shares of Grantor Common Stock shall have been commenced (other than by Grantee or an affiliate of Grantee) and the Board of Directors of Grantor shall have recommended that the stockholders of Grantor tender their shares in such tender or exchange offer; or (E) for any reason Grantor shall have failed to call and hold the Interpore Stockholders' Meeting (as defined in the Merger Agreement) by the Outside Date (as defined in the Merger Agreement); provided, however, that the Option may not be exercised if Grantee is in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement or in the Merger Agreement; or (ii) the Merger Agreement shall have been terminated by Grantor pursuant to Section 7.1(g) of the Merger Agreement.

               3.     The Closing.

                      (a) Any closing hereunder shall take place on the date specified by Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 8:00 A.M., local time, at the offices of Latham & Watkins, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, or, if the conditions set forth in Section 2(a) or 2(b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other



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time and place as the parties hereto may agree (the "Closing Date"). On the
Closing Date, (i) in the event of a closing pursuant to Section 1(b) hereof, Grantor will deliver to Grantee a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by Grantee in its Stock Exercise Notice and Grantee will purchase such Shares from Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, Grantor will deliver to Grantee cash in an amount determined pursuant to
Section 1(c) hereof. Any payment made by Grantee to Grantor, or by Grantor to Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

                      (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

               4. Representations And Warranties of Grantor. Grantor represents and warrants to Grantee that (a) Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of Grantor and constitutes a valid and binding obligation of Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; (c) Grantor has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and the Shares, when issued and delivered by Grantor upon exercise of the Option, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (d) except as otherwise required by the HSR Act and other than any filings required under the blue sky laws of any states or by the National Association of Security Dealers, the execution and delivery of this Agreement by Grantor and the issuance of Shares upon exercise of the Option do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, judgment, ordinance, or decree, or restriction by which Grantor or any of its subsidiaries or any of their respective properties or assets is bound; (e) no "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation (including, without limitation, the restrictions on "business combinations" set forth in Section 203 of the Delaware General Corporation Law) is or shall be applicable to the acquisition of Shares pursuant to this Agreement (and the Board of Directors of Grantor has taken all action to approve the acquisition of the Shares to the extent necessary to avoid such application) and (f) Grantor has taken all corporate action necessary so that the grant and any subsequent exercise of the Option by Grantee will not result in the separation or exercisability of rights under Grantor Rights Plan.



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               5.     Representations and Warranties of Grantee. Grantee
represents and warrants to Grantor that (a) the execution and delivery of this Agreement by Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of Grantee and will constitute a valid and binding obligation of Grantee; and (b) Grantee is acquiring the Option after Grantee has been afforded the opportunity to obtain, and has obtained, sufficient information regarding Grantor to make an informed investment decision with respect to Grantee's purchase of the Shares issuable upon the exercise thereof, and, if and when Grantee exercises the Option, it will be acquiring the Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

               6. Listing of Shares; HSR Act Filings; Regulatory Approvals. Subject to applicable law and the rules and regulations of the NASDAQ National Market, Grantor will promptly file an application to list the Shares on the NASDAQ National Market (or such other market or exchange on which the Shares of Grantor are then traded) and will use its best efforts to obtain approval of such listing and to file all necessary filings by Grantor under the HSR Act; provided, however, that if Grantor is unable to effect such listing on the NASDAQ National Market (or such other market or exchange on which the Shares of Grantor are then traded) by the Closing Date, Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its best efforts to obtain consents of all third parties and all Regulatory Approvals, if any, necessary to the consummation of the transactions contemplated.

               7. Repurchase of Shares; Sale of Shares. If a Change in Control Event has not occurred prior to the first anniversary date of the Merger Termination Date, then beginning on such anniversary date, Grantor shall have the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares then beneficially owned by Grantee or any of its affiliates at a price per share equal to the greater of (i) the Purchase Price, or (ii) the average of the closing sales prices for shares of Common Stock on the twenty trading days ending five days prior to the date Grantor gives written notice of its intention to exercise the Repurchase Right. If Grantor does not exercise the Repurchase Right within thirty days following the first anniversary of the Merger Termination Date, the Repurchase Right terminates. In the event Grantor wishes to exercise the Repurchase Right, Grantor shall send a written notice to Grantee specifying a date (not later than 10 business days and not earlier than the next business day following the date such notice is given) for the closing of such purchase. For purposes of the Agreement, a "Change in Control Event" shall be deemed to have occurred if (i) any person or group has a acquired beneficial ownership of more than fifty percent (excluding the Shares) of the outstanding shares of Common Stock of Grantor or (ii) Grantor shall have entered into an agreement, including without limitation an agreement in principle, providing for (x) a merger or other business combination involving Grantor in which Grantor's stockholders do not own a majority of the outstanding capital stock of the entity surviving such merger or business combination immediately following such transaction or (y) the acquisition of 20% or more of the assets of Grantor and its subsidiaries, taken as a whole.



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               8.     Registration Rights.

                      (a) In the event that Grantee shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to Grantee, which opinion shall be reasonably satisfactory to Grantor and its counsel, registration of such Shares under the Securities Act, Grantor will cooperate with Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 120 days if the offering would, in the judgment of the Board of Directors of Grantor, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of Grantor or any other material transaction involving Grantor.

                      (b) If the Common Stock is registered pursuant to the provisions of this Section 8, Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep effective for at least 90 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for Grantor, except that Grantee shall pay the fees and disbursements of its counsel, the underwriting fees and selling commissions applicable to the shares of Common Stock sold by Grantee. Grantor shall indemnify and hold harmless Grantee, its affiliates and its officers, directors and controlling persons from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained or incorporated by reference in, and omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to Grantor by Grantee, its affiliates and its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. Grantor shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained or incorporated by reference in, and omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in



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reliance upon and in conformity with written information furnished to Grantor by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

               9.     Profit Limitation.

                      (a) Notwithstanding any other provision of this Agreement, in no event shall Grantee's Total Profit (as hereinafter defined) exceed $2.0 million and, if it does exceed such amount, Grantee, at its sole election, shall, within five business days, either (a) deliver to Grantor for cancellation Shares (valued, for the purposes of this Section 9(a), at the average closing sales price of the Common Stock on the NASDAQ National Market or the NASDAQ SmallCap Market for the twenty consecutive trading days preceding the day on which Grantee's Total Profit exceeds $2.0 million) previously purchased by Grantee, (b) pay cash or other consideration to Grantor or (c) undertake any combination thereof, so that Grantee's Total Profit shall not exceed $2.0 million after taking into account the foregoing actions.

                      (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 7.3(c) of the Merger Agreement and
Section 1(c) hereof, (ii)(x) the net cash amount received by Grantee pursuant to Grantor's repurchase of Shares pursuant to Section 7 hereof, less (y) Grantee's purchase price for such Shares, and (iii)(x) the amount received by Grantee pursuant to the sale of Shares (or any other securities into which such Shares are converted or exchanged), less (y) Grantee's purchase price for such Shares.

               10. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

               11. Specific Performance. Grantor acknowledges that if Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Grantee for which money damages would not be an adequate remedy. In such event, Grantor agrees that Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, Grantor hereby waives the claim or defense that Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

               12. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by facsimile transmission, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:


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                      If to Grantee:

                      Cross Medical Products, Inc.
                      5160 Blazer Memorial Parkway
                      Suite A
                      Dublin, Ohio  43017
                      Attn:  Joseph A. Mussey
                      Telecopy:  (614) 718-0528

                      With a copy to:

                      Porter, Wright, Morris and Arthur
                      41 South High Street
                      Columbus, Ohio  43215
                      Attn:  Curtis A. Loveland
                      Telecopy:  (614) 227-2100

                      If to Grantor:

                      Interpore International
                      181 Technology Drive
                      Irvine, California  92718
                      Attn:  David C. Mercer
                      Telecopy:  (714) 453-1884

                      With a copy to:

                      Latham & Watkins
                      650 Town Center Drive
                      20th Floor
                      Costa Mesa, California  92626
                      Attn:  Charles K. Ruck
                      Telecopy:  (714) 755-8290

               13. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective permitted successors and assigns; provided, however, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than Grantor or Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

               14. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be



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changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

               15. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve Grantee of its obligations hereunder if such transferee does not perform such obligations. Any assignment made in violation of this Section 15 shall be void. 16. Headings; Definitions. The section headings herein are for convenience only and shall not affect the construction of this Agreement. Defined terms used but not defined herein have the meanings set forth in the Merger Agreement

               17. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

               18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

               19. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date on which Grantee realizes a Total Profit of $2.0 million, (iii) the date on which the Merger Agreement is terminated; provided the Option is not exercisable at such time and does not become exercisable simultaneous with such termination and (iv) 90 days after the date the Option becomes exercisable (the date referred to in clause
(iv) being hereinafter referred to as the "Option Termination Date"); provided that, if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a) or
Section 2(b) hereof have not yet been satisfied, the Option Termination Date shall be extended until thirty days after such impediment to exercise has been removed.

               All representations and warranties contained in this Agreement shall survive delivery of and payment for the Shares.

               20. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               21. Public Announcement. Grantee will consult with Grantor and Grantor will consult with Grantee before issuing any press release with respect to the initial announcement of this Agreement, the Option or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law.



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               IN WITNESS WHEREOF, Grantee and Grantor have caused this
Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                       CROSS MEDICAL PRODUCTS, INC., a Delaware corporation


                                       By:    /S/ JOSEPH A. MUSSEY
                                          --------------------------------------
                                       Name:  Joseph A. Mussey
                                       Title: President and Chief Executive
                                              Officer


                                       INTERPORE INTERNATIONAL, a California
                                       corporation


                                       By:    /S/ DAVID C. MERCER
                                          --------------------------------------
                                       Name:  David C. Mercer
                                       Title: President and Chief Executive
                                              Officer